Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Ross Ely, MPC Corporation

Phone (208) 893-1560

Email investorrelations@mpccorp.com

HYPERSPACE COMMUNICATIONS, INC. CHANGES NAME TO

MPC CORPORATION

New Ticker Symbol is AMEX: MPZ

Nampa, ID, January 8, 2007— HyperSpace Communications, Inc. (AMEX:HCO), a provider of enterprise IT hardware solutions through its subsidiary MPC Computers, LLC, today announced that it has changed its name to MPC Corporation. The name change was approved at the Annual Shareholders Meeting held on December 22, 2006.

The new name reflects the company’s focus on its core business in the MPC Computers, LLC subsidiary. The company’s stock will continue to trade on the American Stock Exchange, with the ticker symbol changing from HCO to MPZ. The ticker symbol for the company’s publicly traded warrants will change to MPZ.WS. The new name and ticker symbol are effective immediately.

About MPC Corporation:

MPC Corporation (AMEX: MPZ), through its subsidiary MPC Computers, provides enterprise IT hardware solutions to mid-sized businesses, government agencies and education organizations. MPC offers standards-based server and storage products, along with PC products and computer peripherals, all of which are backed by an industry-leading level of service and support. For more information, visit MPC online at www.mpccorp.com.